Exhibit 10.13

PARABILIS MEDICINES, Inc.

Executive Severance Plan

1.
Purpose. Parabilis Medicines, Inc., a Delaware corporation (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”) recognizes, however, that, as is the case with many publicly-held corporations, the possibility of an involuntary termination of employment, either before or after a Change in Control (as defined in Section 2 hereof), exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that the Parabilis Medicines, Inc. Executive Severance Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of the Company’s Covered Executives (as defined in Section 2 hereof) to their assigned duties without distraction. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing shall alter the “at will” nature of the Covered Executives’ employment with the Company.
2.
Definitions. The following terms shall be defined as set forth below:
(a)
“Accounting Firm” shall mean a nationally recognized accounting firm selected by the Company.
(b)
“Administrator” means the Board or the Compensation Committee of the Board.
(c)
“Base Salary” shall mean the annual base salary in effect immediately prior to the Date of Termination, unless the Covered Executive has resigned for Good Reason following a material diminution in the Covered Executive’s annual base salary, in which case the annual base salary immediately prior to such diminution shall be the Base Salary.
(d)
“Cause” shall mean, and shall be limited to, the occurrence of any one or more of the following events:
(i)
the Covered Executive’s continued, willful failure to substantially perform their duties and responsibilities as directed by the Chief Executive Officer or the Board (other than due to physical or mental impairment), or to comply with Company policies, rules or instructions, in each case after receiving written notification;
(ii)
the Covered Executive’s willful failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Covered Executive’s cooperation;
(iii)
in the course of the Covered Executive’s responsibilities for the Company, the Covered Executive’s engagement in material dishonesty, gross negligence or willful misconduct;

(iv)
the Covered Executive’s conviction for, or the entry of a plea of guilty or nolo contendere by the Covered Executive to, any felony; or
(v)
the Covered Executive’s breach of any material provision of their employment agreement, the Restrictive Covenants Agreements or any other agreement between the Covered Executive and the Company;

In the event of any action or omission alleged to constitute Cause hereunder (other than with respect to clause (iv)), the Company shall provide the Covered Executive with written notice detailing the alleged circumstances and a period of 30 days to cure the alleged circumstances constituting Cause (if capable of cure).

(e)
“Change in Control” shall mean a Sale Event, as defined in the Parabilis Medicines, Inc. 2026 Stock Option and Incentive Plan, as amended from time to time.
(f)
“Change in Control Period” shall mean the period beginning on the date three months prior to a Change in Control and ending on the one-year anniversary of the Change in Control.
(g)
“Code” shall mean the Internal Revenue Code of 1986, as amended.
(h)
“Covered Executives” shall mean Tier 1 Executive and those other employees designated by the Administrator in its sole discretion as the Tier 2 Executives and Tier 3 Executives and, in each case, who meet the eligibility requirements set forth in Section 4 of the Plan.
(i)
“Date of Termination” shall mean the date that a Covered Executive’s employment with the Company (or any successor) ends, which date shall be specified in the Notice of Termination. Notwithstanding the foregoing, a Covered Executive’s employment shall not be deemed to have been terminated solely as a result of the Covered Executive becoming an employee of any direct or indirect successor to the business or assets of the Company.
(j)
“Disability” shall mean the following: if through any illness, injury, accident or condition of either a physical or psychological nature, the Covered Executive becomes unable to perform substantially all of his duties and responsibilities for a continuous period of sixteen (16) consecutive weeks or for any twenty-six (26) weeks within a fifty-two (52) week period. Determinations as to whether Covered Executive is Disabled shall be made by a physician selected by the Board or its insurers and acceptable to the Covered Executive or the Covered Executive’s legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed.
(k)
“Good Reason” shall mean that the Covered Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Covered Executive’s consent (each, a “Good Reason Condition”):
(i)
a material diminution of the Covered Executive’s Base Salary other than any diminution proportionately applied to all senior executives of the Company;

(ii)
a requirement that the location of the Covered Executive’s principal place of providing services to the Company be increased by more than 50 miles;
(iii)
any breach by the Company of a material provision of the Covered Executive’s employment agreement; or
(iv)
a material diminution in the Covered Executive’s authority, duties or responsibilities.

Notwithstanding the occurrence of any of the foregoing events or circumstances, a resignation shall not be deemed to constitute resignation for Good Reason unless (x) the Covered Executive gives the Company a written notice of the purported Good Reason (no more than 60 days after the initial existence of such event or circumstance), (y) such event or circumstance has not been fully corrected (and the Covered Executive has not been reasonably compensated for any losses or damages resulting therefrom) within 30 days following the Company’s receipt of such notice (the “Cure Period”), and (z) if the Company does not correct the circumstances alleged to constitute Good Reason, the Covered Executive terminates their employment not more than 30 days following the period to correct in clause (y). Clauses (x) – (z) shall constitute “Good Reason Process”. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(l)
“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon for the termination of a Covered Executive’s employment and the Date of Termination.
(m)
“Participation Agreement” shall mean an agreement between a Covered Executive and the Company that acknowledges the Covered Executive’s participation in the Plan.
(n)
“Qualified Termination Event” shall mean (i) a termination of the Covered Executive’s employment by the Company other than for Cause, death or Disability or (ii) the Covered Executive’s resignation from the Company for Good Reason.
(o)
“Restrictive Covenants Agreements” shall mean the Invention Assignment, Non-Disclosure, and Business Protection Agreement and Non-Competition Agreement, as applicable (or similar agreements entered into between the Covered Executive and the Company).
(p)
“Target Bonus” shall mean the Covered Executive’s target annual cash incentive compensation in effect immediately prior to the Date of Termination (or immediately prior to the Change in Control, if higher).
(q)
“Tier 1 Executive” shall mean the Company’s Chief Executive Officer.
(r)
“Tier 2 Executives” shall mean the individuals designated as such by the Administrator and who are listed in Exhibit A, attached hereto, as such exhibit is amended by the Administrator from time to time.

(s)
“Tier 3 Executives” shall mean the individuals designated as such by the Administrator and who are listed in Exhibit B, attached hereto, as such exhibit is amended by the Administrator from time to time.
3.
Administration of the Plan.
(a)
Administrator. The Plan shall be administered by the Administrator.
(b)
Powers of Administrator. The Administrator shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:
(i)
construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions;
(ii)
determine which individuals are and are not Covered Executives, designate an individual as a Tier 2 Executive or Tier 3 Executive, determine the benefits to which any Covered Executives may be entitled, the eligibility requirements for participation in the Plan and all other matters pertaining to the Plan;
(iii)
adopt amendments to the Plan which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Code Section 409A and the guidance thereunder;
(iv)
make all determinations it deems advisable for the administration of the Plan, including the authority and ability to delegate administrative functions to a third party;
(v)
decide all disputes arising in connection with the Plan; and
(vi)
otherwise supervise the administration of the Plan.
(c)
All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Covered Executives.
4.
Eligibility. All Covered Executives who have executed and submitted to the Company a Participation Agreement, and satisfied such other requirements as may be determined by the Administrator, are eligible to participate in the Plan. The Administrator may determine at any time that a Covered Executive should no longer be designated as such as a result of a material change in such Covered Executive’s role, and such individual shall cease to be eligible to participate in the Plan upon the Administrator taking action by resolution to update the applicable Exhibit hereto.
5.
Termination Benefits Generally. In the event a Covered Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Covered Executive any earned but unpaid salary, unpaid expense reimbursements in accordance with Company policy, accrued but unused vacation or leave entitlement, and any vested benefits the

Covered Executive may have under any employee benefit plan of the Company in accordance with the terms and conditions of such employee benefit plan (collectively, the “Accrued Benefits”), within the time required by law but in no event more than sixty (60) days after the Date of Termination.
6.
Termination Not in Connection with a Change in Control. In the event a Qualified Termination Event occurs at any time other than during the Change in Control Period, with respect to such Covered Executive, in addition to the Accrued Benefits, subject to his or her execution of a separation agreement in a form and manner satisfactory to the Company containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property, non-disparagement and reaffirmation of the Restrictive Covenants Agreements (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within the time period set forth in the Separation Agreement and Release but in no event more than sixty (60) days after the Date of Termination, and subject to the Covered Executive complying with the Separation Agreement and Release, the Company shall:
(a)
pay the Covered Executive an amount equal to 12 months’ Base Salary for the Tier 1 Executive, 12 months’ Base Salary for each Tier 2 Executive and 6 months’ Base Salary for each Tier 3 Executive; and
(b)
if the Covered Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the group health plan provider or the COBRA provider a monthly cash payment in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Covered Executive if the Covered Executive had remained employed by the Company, based on the premiums as of the Date of Termination, until the earliest of (i) 12 months for the Tier 1 Executive, 12 months for each Tier 2 Executive and 6 months for each Tier 3 Executive, (ii) the date that the Covered Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan, or (iii) the cessation of the Covered Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Covered Executive for the time period specified above. Such payments to the Covered Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under Section 6(a) shall be paid out in a substantially equal installments in accordance with the Company’s payroll practice over 12 months for the Tier 1 Executive, 12 months for each Tier 2 Executive and 6 months for each Tier 3, commencing within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year no later than the last day of such 60-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.

7.
Termination in Connection with a Change in Control. In the event a Qualified Termination Event occurs within the Change in Control Period, then with respect to such Covered Executive, in addition to the Accrued Benefits, subject to his or her execution and non-revocation of the Separation Agreement and Release, all within the time period set forth in the Separation Agreement and Release, but in no event more than sixty (60) days after the Date of Termination, the Company shall:
(a)
cause 100% of the outstanding and unvested equity awards with time-based vesting held by the Covered Executive to immediately become fully vested, exercisable or nonforfeitable as of the Date of Termination or Change in Control, if later; provided, that any outstanding and unvested equity awards subject to performance conditions will vest pursuant to the terms of the applicable award agreement. Notwithstanding the foregoing, in the event of a Change in Control where the parties to such Change in Control do not provide for the assumption, continuation or substitution of equity awards of the Company, any and all outstanding and unvested equity awards held by the Covered Executive shall be subject to Section 3(d) of the Company’s 2026 Stock Option and Incentive Plan, as amended from time to time;
(b)
pay to the Covered Executive an amount equal to the sum of (i) 18 months’ of Base Salary for the Tier 1 Executive, 12 months’ of Base Salary for each Tier 2 Executive and 9 months’ of Base Salary for each Tier 3 Executive, and (ii) 1.5x Target Bonus for the Tier 1 Executive, 1.0x Target Bonus for each Tier 2 Executive and 0.75x Target Bonus for each Tier 3 Executive; and
(c)
if the Covered Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the group health plan provider or the COBRA provider a monthly cash payment in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Covered Executive if the Covered Executive had remained employed by the Company, based on the premiums as of the Date of Termination, until the earliest of (i) 18 months for the Tier 1 Executive, 12 months for each Tier 2 Executive and 9 months for each Tier 3 Executive, (ii) the date that the Covered Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan, or (iii) the cessation of the Covered Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Covered Executive for the time period specified above. Such payments to the Covered Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under Section 7(b) shall be paid out in a lump sum within sixty (60) days after the Date of Termination (or Change in Control, as applicable) and the amounts payable under Section 7(c), as applicable, shall be paid out in a substantially equal installments in accordance with the Company’s payroll practice over 18 months for the Tier 1 Executive, 12 months for each Tier 2 Executive and 9 months for each Tier 3 Executive, commencing within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or begin to be paid, as applicable, in the second calendar year no later than the last day of the 60-day period; provided further, that if applicable, the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. For the avoidance of doubt, the severance pay and benefits provided in this Section 7 shall apply in lieu of, and expressly supersede, the provisions of Section 6 and no Covered Executive shall be entitled to the severance pay and benefits under both Section 6 and 7 hereof.

8.
Additional Limitation.
(a)
Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Covered Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Covered Executive receiving a higher After Tax Amount (as defined below) than the Covered Executive would receive if the Aggregate Payments were not subject to such reduction. In the event of such reduction, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(b)
For purposes of this Section 8, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Covered Executive as a result of the Covered Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes (if any) which could be obtained from deduction of such state and local taxes.

(c)
The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 8(a) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Covered Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.
9.
Restrictive Covenants Agreements.

As a condition to participating in the Plan, each Covered Executive shall continue to comply with the terms and conditions contained in the Restrictive Covenants Agreements (or similar agreements entered into between the Covered Executive and the Company) and such other agreement(s) as designated in the applicable Participation Agreement. If a Covered Executive has not entered into the Restrictive Covenants Agreements (or similar agreements with the Company), he or she shall enter into such agreements prior to participating in the Plan.

10.
Withholding. All payments made by the Company under this Plan shall be subject to any tax or other amounts required to be withheld by the Company under applicable law.
11.
Section 409A.
(a)
Anything in this Plan to the contrary notwithstanding, if at the time of the Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan would be considered deferred compensation subject to the twenty (20) percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one (1) day after the Covered Executive’s separation from service, or (ii) the Covered Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)
The parties intend that this Plan will be administered in accordance with Section 409A of the Code and that all amounts payable hereunder shall be exempt from the requirements of such section as a result of being “short term deferrals” for purposes of Section 409A of the Code to the greatest extent possible. To the extent that any provision of this Plan is not exempt from Section 409A of the Code and ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner to comply with Section 409A of the Code. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2). The parties agree that this Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)
To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Covered Executive’s termination of employment, then such payments or benefits shall be payable only upon the Covered Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)
All in-kind benefits provided and expenses eligible for reimbursement under this Plan shall be provided by the Company or incurred by the Covered Executive during the time periods set forth in this Plan. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(e)
The Company makes no representation or warranty and shall have no liability to the Covered Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
12.
Notice and Date of Termination.
(a)
Notice of Termination. A termination of the Covered Executive’s employment shall be communicated by Notice of Termination from the Company to the Covered Executive or vice versa in accordance with this Section 12.
(b)
Notice to the Company. Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Covered Executive at the last address the Covered Executive has filed in writing with the Company, or to the Company at the following physical or email address:

Parabilis Medicines, Inc.

Attention: Kristen Stants

Chief People Officer

30 Acorn Park Drive

Cambridge, MA 02140

Email: kstants@parabilismed.com

13.
No Mitigation. The Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan.
14.
Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns. In the event of a Covered Executive’s death after a termination of employment but prior to the completion by the Company of all payments due to him or her under this Plan, the Company shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the Covered Executive fails to make such designation).
15.
Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.
16.
Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
17.
Non-Duplication of Benefits and Effect on Other Plans. Unless otherwise specified in a Covered Executive’s Participation Agreement, notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be in lieu of any other severance payments and/or benefits provided by the Company, including any such payments and/or benefits pursuant to an employment agreement or offer letter between the Company and the Covered Executive, other than as provided in Section 3(d) of the Company’s 2026 Stock Option and Incentive Plan, as amended from time to time.
18.
No Contract of Employment. Nothing in this Plan shall be construed as giving any Covered Executive any right to be retained in the employ of the Company or shall affect the terms and conditions of a Covered Executive’s employment with the Company.
19.
Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of any Covered Executive without the Covered Executive’s written consent.
20.
Governing Law. This Plan shall be construed under and be governed in all respects by the laws of the State of Delaware, without giving effect to the conflict of laws principles.

21.
Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
22.
Effectiveness and Term. The Executive Severance Plan is effective as of the date upon which the registration statement on Form S-1 that is filed by the Company with respect to its initial public offering is declared effective by the Securities and Exchange Commission.

Exhibit A

Exhibit B

[DATE]

[NAME]

[ADDRESS]

[ADDRESS]

Re: Executive Severance Plan

Dear [NAME],

Parabilis Medicines, Inc., a Delaware corporation (the “Company”) is pleased to inform you that you have been designated as an eligible participant in the Company’s Executive Severance Plan, as amended from time to time (the “Severance Plan”), a copy of which (excluding the exhibits thereto) is attached hereto as Exhibit A. You have been designated as a Tier [1][2][3] Executive under the Severance Plan.

Under certain circumstances, you will be eligible for certain severance benefits as described in the Severance Plan. Any and all such severance benefits are subject to the terms and conditions of the Severance Plan.

As a condition to participate in the Severance Plan, you hereby acknowledge that the severance benefits that may be provided to you under the Severance Plan will supersede and replace any severance benefit plan, policy or practice previously maintained by the Company or any of its affiliates that may have been applicable to you and any severance benefits under any individually negotiated employment agreement, offer letter agreement or equity award agreement between you and the Company or any of its affiliates, as may be amended from time to time, but other than [(i)] Section 3(d) of the Company’s 2026 Stock Option and Incentive Plan, as amended from time to time[ and (ii) Sections [3-6] of your amended and restated employment agreement with the Company, dated as of [DATE] (the “A&R Employment Agreement”). For the avoidance of doubt, in no event will you be entitled to severance benefits under both your Employment Agreement and the Severance Plan.] In addition, as a condition to participate in the Severance Plan, you hereby acknowledge that you will continue to comply with the Restrictive Covenants Agreement (as defined in the Severance Plan) entered into between you and the Company.

Please review the information in this letter and the Severance Plan carefully. If you have any questions regarding the letter or the Severance Plan, please contact Kristen Stants at kstants@parabilismed.com.

To accept the terms of this letter and participate in the Severance Plan, please sign and date this letter in the space provided below and return the signed copy to Kristen Stants by [DATE] (the “Expiration Date”). If you do not return the signed copy by the Expiration Date, the terms of this letter shall be null and void and you may not participate in the Severance Plan.

[Signatures on Following Page]

Parabilis Medicines, Inc.

Name:
Title:

Agreed and Accepted:

Name:
Date:

Signature Page to Participation Letter

Exhibit A

Parabilis Medicines, Inc. Executive Severance Plan